SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

                           BIOLARGO, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

BioLargo, Inc.

14921 Chestnut St.

Westminster, California 92683

(888) 400-2863

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [---]

To the Stockholders of BioLargo, Inc.:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of BioLargo, Inc. on [---], at 10:00 a.m. Pacific Time, at our offices located at 14921 Chestnut St., Westminster, California 92683.

Information and procedures to follow on how to participate in the Annual Meeting are included in the 2022 proxy materials and will be disclosed on the Annual Meeting website (www.BioLargoReport.com). Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

The Notice of Annual Meeting and Proxy Statement, which contain information concerning the business to be transacted at the meeting, appear in the following pages.

Your vote is important. Whether or not you plan to attend the meeting, please promptly vote and submit your proxy by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, or through the voting website. Returning the proxy card will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting. Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely

Dennis P. Calvert
President and Chief Executive Officer

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NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Date:	[---]
Time:	10:00 a.m. Pacific Time
Place:	14921 Chestnut Street, Westminster, CA 92683

Proposals to be voted on:

1.

A proposal to elect the following seven individuals to our Board of Directors: Dennis P. Calvert, Kenneth R. Code, Dennis E. Marshall, Joseph L. Provenzano, Kent C. Roberts II, John S. Runyan and Jack B. Strommen.

2.	Advisory approval of the Company’s executive compensation.

3.	A proposal to ratify the appointment of Haskell & White LLP as our independent registered public accounting firm for the 2022 fiscal year.

4.

To authorize the Company’s board of directors to amend our Certificate of Incorporation to effect a reverse stock split of our common stock, by a ratio of not less than 1-for-4 and not more than 1-for-25, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our board of directors.

5.

To approve an amendment to the Company’s Certificate of Incorporation to increase the number of shares of common stock from 400,000,000 to 550,000,000 shares, the implementation and timing of such to be determined in the discretion of our board of directors.

The annual meeting will also address such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on [---] are entitled to notice of and to vote at the annual meeting. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and how to vote will be mailed on or about [---] to all stockholders entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS Dennis P. Calvert President and Chief Executive Officer April [---], 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on [---], at 10:00 a.m. Pacific Time, at 14921 Chestnut Street, Westminster, CA 92683. The Proxy Statement and the Annual Report to Stockholders are available at www.BioLargoReport.com.

YOUR VOTE IS IMPORTANT.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD OR VOTING INSTRUCTION CARD INCLUDED WITH THE PROXY MATERIALS.

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TABLE OF CONTENTS

TO

PROXY STATEMENT

OF

BIOLARGO, INC.

Index of Exhibits

Exhibit A: Form of Notice of Internet Availability of Proxy Materials

Attachment A: Amendment to Certificate of Incorporation

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BIOLARGO, INC.

PROXY STATEMENT FOR THE

2022 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of BioLargo, Inc. (“BioLargo” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, [---], at 10:00 a.m. Pacific Time (the “Annual Meeting”), and at any postponement or adjournment thereof. The Annual Meeting will be held at the company’s principal corporate office located at 14921 Chestnut Street, Westminster, CA 92683. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

As permitted by the rules adopted by the Securities and Exchange Commission, or SEC, we are making these proxy solicitation materials and the Annual Report for the fiscal year ended December 31, 2021, including the financial statements, available to our stockholders electronically via the Internet. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2021, and how to vote will be mailed on or about [---], to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 14921 Chestnut St., Westminster, California 92683. Our telephone number is (888) 400-2863. Our proxy materials are posted on the Internet at www.BioLargoReport.com.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote if our records show that you own shares of BioLargo as of [---] (the “Record Date”). As of the Record Date, we had a total of [---] shares of common stock issued and outstanding, which were held of record by approximately [---] stockholders, and beneficially by approximately [---]. As of the Record Date, we had no shares of preferred stock outstanding. You are entitled to one vote for each share that you own.

Voting Your Proxy

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record at the Company’s transfer agent, American Stock Transfer & Trust, you may instruct the proxy holders how to vote your common stock in one of the following ways:

•

Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is [---] and is also printed on the Notice and on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on [---]. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Of course, you may also choose to attend the meeting and vote your shares in person. Unless you do so, the proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Proposals to be Presented

We are not aware of any proposals to be presented other than the proposals described in this Proxy Statement. If any proposals not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote

To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted

The Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all proposals at the meeting.

Abstentions and Broker Non-Votes

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular proposal at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

●	“FOR” the election of Dennis P. Calvert, Kenneth R. Code, Dennis E. Marshall, Joseph L. Provenzano, Kent C. Roberts II, John S. Runyan and Jack B. Strommen to the Board of Directors;

●	“FOR” the advisory vote on executive compensation.

●	“FOR” the proposal to ratify the appointment of Haskell & White LLP as our independent registered public accounting firm for the 2022 fiscal year.

●

“FOR” the proposal to approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock, by a ratio of not less than 1-for-4 and not more than 1-for-25, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our board of directors.

●

“FOR” the proposal to approve an amendment to the Company’s Certificate of Incorporation to increase the number of shares of common stock from 400,000,000 to 550,000,000 shares, the implementation and timing of such to be determined in the discretion of our board of directors.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2023 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, must be received by us no later than December 31, 2022, to be considered for inclusion. All proposals should be addressed to the Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

PROPOSAL ONE

ELECTION OF DIRECTORS

The nominees listed below have been selected by the Board, and all are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2023 (or action by written consent of stockholders in lieu thereof), or until his successor has been duly elected and qualified.

Composition of Board of Directors

Our bylaws provide that the Board shall consist of not less than two and not more than seven directors. The Board currently consists of seven members. The Board has fixed the size of the Board to be elected in 2022 at seven members. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Board’s Nominating/Corporate Governance Committee would identify and make recommendations to the Board regarding the selection and approval of candidates to fill such vacancy either by election by stockholders or appointment by the Board. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director. With respect to the nominees for election in 2022, the Nominating/Corporate Governance Committee recommended that the Board nominate for election by the stockholders the individuals in Proposal One.

Nominees for Election as Directors

The following is certain information as of the Record Date regarding the nominees for election as directors.

Name	Position with Company	Age	Director Since
Dennis P. Calvert	President, Chief Executive Officer, Chairman, and Director	59	June 2002
Kenneth R. Code	Chief Science Officer, Director	75	April 2007
Dennis E. Marshall(2)(3)(4)	Director	79	April 2006
Joseph L. Provenzano	Executive Vice President, Corporate Secretary and Director	53	June 2002
Kent C. Roberts, II(1)(3)	Director	62	August 2011
John S. Runyan(1)(5)(6)	Director	83	October 2011
Jack B. Strommen	Director	52	June 2017

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Governance Committee
(4)	Chairman of Audit Committee
(5)	Chairman of Compensation Committee
(6)	Chairman of Nominating and Governance Committee

Vote Required

If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF DENNIS P. CALVERT, KENNETH R. CODE, DENNIS E. MARSHALL, JOSEPH L. PROVENZANO, KENT C. ROBERTS II, JOHN S. RUNYAN AND JACK B. STROMMEN TO THE BOARD OF DIRECTORS.

Biographical Information Regarding Directors and Nominees

Dennis P. Calvert is our President, Chief Executive Officer and Chairman of the Board. He also serves in the same positions for BioLargo Life Technologies, Inc. and BioLargo Water Investment Group., Inc., both wholly owned subsidiaries, and chairman of the board of directors of our subsidiaries Odor-No-More, Inc., Clyra Medical Technologies, Inc. and BioLargo Water, Inc. (Canada). Mr. Calvert was appointed a director in June 2002 and has served as President and Chief Executive Officer since June 2002, Corporate Secretary from September 2002 until March 2003 and Chief Financial Officer from March 2003 through January 2008. Mr. Calvert holds a B.A. degree in Economics from Wake Forest University, where he was a varsity basketball player. Mr. Calvert also studied at Columbia University and Harding University. He also serves on the board of directors at The Maximum Impact Foundation, a 501(c)(3), committed to bridging the gap for lifesaving work around the globe for the good of man and in the name of Christ. He serves as a Director of Sustain SoCal, a trade association that seeks to promote economic growth in the Southern California clean technology industry. He also serves on the Board of Directors at TMA Bluetech the leading regional water cluster promoting science-based ocean water industries and also serves on the Board of Directors of Tilly’s Life Center, a nonprofit charitable foundation aimed at empowering teens with a positive mindset and enabling them to effectively cope with crisis, adversity and tough decisions.  He serves on the leadership board at Water UCI, which is an interdisciplinary center in the School of Social Ecology at the University of California- Irvine, that facilitates seamless collaboration across schools, departments, and existing research centers around questions of fundamental and applied water science, technology, management, and policy. Mr. Calvert is a scholarship sponsor for the National Water Research Institute. He is also an Eagle Scout. He is married and has two children. Mr. Calvert has an extensive entrepreneurial background as an operator, investor and consultant. Prior to his work with BioLargo, he had participated in more than 300 consulting projects and more than 50 acquisitions as well as various financing transactions and companies that ranged from industrial chemicals, healthcare management, finance, telecommunications and consumer products.

Kenneth R. Code is our Chief Science Officer. He has been a director since April 2007. Mr. Code is our single largest stockholder. He is the founder of IOWC, which is engaged in the research and development of advanced disinfection technology, and from which the Company acquired its core iodine technology in April 2007. Mr. Code has authored several publications and holds several patents, with additional pending, concerning advanced iodine disinfection. Mr. Code graduated from the University of Calgary, Alberta, Canada.

Dennis E. Marshall has been a director since April 2006. Mr. Marshall has over 45 years of experience in real estate, asset management, management level finance and operations-oriented management. Since 1981, Mr. Marshall has been a real estate investment broker in Orange County, California, representing buyers and sellers in investment acquisitions and dispositions. From March 1977 to January 1981, Mr. Marshall was a real estate syndicator at McCombs Corporation as well as the assistant to the Chairman of the Board. While at McCombs Corporation, Mr. Marshall became the Vice President of Finance, where he financially monitored numerous public real estate syndications. From June 1973 to September 1976, Mr. Marshall served as an equity controller for the Don Koll Company, an investment builder and general contractor firm, at which Mr. Marshall worked closely with institutional equity partners and lenders. Before he began his career in real estate, Mr. Marshall worked at Arthur Young & Co. (now Ernst & Young) from June 1969 to June 1973, where he served as Supervising Senior Auditor and was responsible for numerous independent audits of publicly held corporations. During this period, he obtained Certified Public Accountant certification. Mr. Marshall earned a degree in Accounting from the University of Texas, Austin in 1966 and earned a Master of Science Business Administration from the University of California, Los Angeles in 1969. Mr. Marshall serves as Chairman of the Audit Committee.

Joseph L. Provenzano has been a director since June 2002, assumed the role of Corporate Secretary in March 2003, was appointed Executive Vice President of Operations in January 2008, was elected President of our subsidiary, Odor-No-More, Inc., upon the commencement of its operations in January 2010. He is a co-inventor on several of the company's patents and proprietary manufacturing processes, and has developed over 30 products from our CupriDyne® technology.  Mr. Provenzano began his corporate career in 1988 in the marketing field. In 2001 he began work with an investment holding company to manage their mergers and acquisitions department, participating in more than 50 corporate mergers and acquisitions.

Kent C. Roberts II has been a director since August 2011. Presently, Mr. Roberts is a senior member of the investment team at Vulcan Capital where he leads the Financials and Fintech practice and has held this role since 2017.  He was formerly a partner at Acacia Investment Partners, a management consulting firm serving the asset management industry.  He has had a long and successful career in the asset management business as a north American practice leader or at the senior partner level. His investment experience spans 30 years where he served in a leadership role.  Mr. Roberts has worked for both large firms as well as boutiques that bring unique investment expertise to investors around the world. Those firms include:  Global Evolution USA, First Quadrant and Bankers Trust Company. He has presented at numerous industry conferences and as a guest speaker at numerous industry conferences and events. Prior to entering the financial services industry Mr. Roberts worked in the oil and gas exploration industry. Mr. Roberts received an MBA in Finance from the University of Notre Dame and a BS in Agriculture and Watershed Hydrology from the University of Arizona. Mr. Roberts holds a Series 3 license.

John S. Runyan has been a director since October 2011. He has spent his career in the food industry. He began as a stock clerk at age 12, and ultimately served the Fleming Companies for 38 years, his last 10 years as a Senior Executive Officer in its corporate headquarters where he was Group President of Price Impact Retail Stores with annual sales of over $3 billion. He retired from Fleming in 2001, and established JSR&R Company Executive Advising, with a primary emphasis in the United States and international food business. His clients have included Coca Cola, Food 4 Less Price Impact Stores, IGA, Inc., Golden State Foods, Bozzuto Companies Foodstuffs New Zealand, Metcash Australia and McLane International. In 2005, he joined Associated Grocers in Seattle Washington as President and CEO, overseeing its purchase in 2007 by Unified Grocers, at which time he became Executive Advisor to its CEO and to its President. Mr. Runyan currently serves on the board of directors of Western Association of Food Chains and Retailer Owned Food Distributors of America. Additionally, Mr. Runyan served eight years as a board member of the City of Hope’s Northern California Food Industry Circle, which included two terms as President, and was recognized with the City of Hope “Spirit of Life” award. He was the first wholesale executive to be voted “Man of the Year” by Food People Publication. He is a graduate of Washburn University, which recognized his business accomplishments in 2007 as the honoree from the School of Business “Alumni Fellow Award.” Mr. Runyan serves as Chairman of the Compensation Committee.

Jack B. Strommen is a member of the board of directors of our subsidiary, Clyra Medical Technologies, as the representative of Sanatio Capital LLC. Mr. Strommen is the CEO of PD Instore, a leader in the design, production and installation of retail environments and displays for many Fortune 500 companies including Target, Adidas, Verizon, Disney and Sony. He is also an angel investor in several private companies ranging from bio-tech to med-tech to real estate, and serves on the board of directors of several private and public companies. A relentless force of growth, Mr. Strommen has taken his company, PD Instore, to new and ever increasing levels of success. Mr. Strommen purchased the family owned, local based printing firm, from his grandfather in 1999. With his vision and leadership, it went from a local company with $25M in revenues to a global company with $180M in global sales. Mr. Strommen led the company in a private sale in 2015, remaining as CEO.

Other Executive Officer of the Company

The following is certain information as of the Record Date regarding the executive officer of the Company not discussed above.

Name	Position with Company	Age	Officer Since
Charles K. Dargan, II	Chief Financial Officer	66	2008

Charles K. Dargan II is our Chief Financial Officer and has served as such since February 2008. Since January 2003, Mr. Dargan has served as founder and President of CFO 911, an organization of senior executives that provides accounting, finance and operational expertise to both small capitalization public and middle market private companies in all phases of their business life cycle. From March 2000 to January 2003, Mr. Dargan was the Chief Financial Officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of Hiplink Software, Inc. Further, Mr. Dargan began his finance career in investment banking with Drexel Burnham Lambert and later became Managing Director of two other investment banking firms, including Houlihan Lokey Howard & Zukin, where he was responsible for the management of the private placement activities of the firm. Mr. Dargan received his B.A. degree in Government from Dartmouth College, his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California. Mr. Dargan is also a CPA (inactive) and CFA.

CORPORATE GOVERNANCE

Our corporate website, www.biolargo.com, contains the charters for our Audit, Compensation and Nominating/Corporate Governance Committees, and certain other corporate governance documents and policies, including our Code of Ethics. Any changes to these documents and any waivers granted with respect to our code of ethics will be posted at www.biolargo.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683. The information at www.biolargo.com is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated by reference into this or any other filing we make with the SEC.

Director Independence

The Board has determined that each of Messrs. Marshall, Roberts, Runyan and Strommen is independent as defined under applicable Nasdaq Stock Market, LLC (“Nasdaq”) listing standards. The Board has determined that none of Messrs. Calvert, Code or Provenzano is independent as defined under applicable Nasdaq listing standards. None of Messrs. Calvert, Code or Provenzano serves on any committees of the Board.

Meetings of the Board

Our board of directors held five meetings during 2021, and acted via unanimous written consent once. Each of the incumbent directors attended all the meetings of our board of directors and committees on which the director served, except for one absence at the August 2021 and November 2021 quarterly board meetings, and one at the March 2021 and August 2021 audit committee meetings. Each of our directors is encouraged to attend our Annual Meeting of Stockholders, when these are held, and to be available to answer any questions posed by stockholders to such director.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

•

Stockholders may send correspondence, which should indicate that the sender is a Stockholder, to the Board or to any individual director, by mail to Corporate Secretary, BioLargo, Inc., 14921 Chestnut Street, Westminster, California 92683.

•

Our Corporate Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Corporate Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Corporate Secretary will not screen communications sent to directors.

•

The log of stockholder correspondence will be available to members of the Board for inspection. At least once each year, the Corporate Secretary will provide to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the non-management directors as a group, by mail addressed to Dennis E. Marshall, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut Street, Westminster, California 92683.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, and financial improprieties or auditing matters. Any of our employees may confidentially communicate concerns about any of these matters by mail addressed to Audit Committee, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut Street, Westminster, California 92683.

All of the reporting mechanisms are also posted on our corporate website, www.biolargo.com. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The Audit Committee meets with management and our independent registered public accounting firm to review the adequacy of internal controls and other financial reporting matters. Dennis E. Marshall served as Chairman of the Audit Committee during 2021 and continues to serve in that capacity. John S. Runyan and Kent C. Roberts II, current board members, also serve on the Audit Committee. Our board of directors has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Audit Committee met four times in 2021.

The Compensation Committee reviews the compensation for all our officers and directors and affiliates. The Committee also administers our equity incentive option plan. Mr. Runyan served as Chairman of the Compensation Committee during 2021. Mr. Marshall also serves on the Compensation Committee. The Compensation Committee acted by consent once during 2021.

Our board of directors did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2020 or 2021 fiscal years. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align their performance and the interests of our stockholders using competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

The Nominating and Corporate Governance Committee was established in November 2018. Its responsibilities include to identify and screen individuals qualified to become members of the Board, to make recommendations to the Board regarding to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board, to development corporate governance guidelines and oversee corporate governance practices, to develop a process for an annual evaluation of the Board and its committees, to review all director compensation and benefits, to review, approve and oversee and related party transaction, to develop and recommend director independent standards, and to develop and recommend a company code of conduct, to investigate any alleged breach and enforce the provisions of the code. This committee did not meet in 2021.

Our board of directors follows the written code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Board Leadership Structure

Mr. Calvert serves as both principal executive officer and Chairman of the Board. The Company does not have a lead independent director. Messrs. Marshall, Roberts, Strommen and Runyan serve as independent directors who provide active and effective oversight of our strategic decisions. As of the date of this filing, the Company has determined that the leadership structure of the Board has permitted the Board to fulfill its duties effectively and efficiently and is appropriate given the size and scope of the Company and its financial condition.

The Board’s Role in Risk Oversight

As a smaller company, our executive management team, consisting of Messrs. Calvert and Code, are also members of our Board. Our board of directors, including our executive management members and independent directors, is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing our company’s approach to risk management. Our board of directors exercises these responsibilities on an ongoing basis as part of its meetings and through its committees. Each member of the management team has direct access to the other Board members, and our committees of our board of directors, to ensure that all risk issues are frequently and openly communicated. Our board of directors closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, our board of directors regularly reviews our company’s critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons holding 10% or more of the Company’s Common stock to file reports regarding their ownership and regarding their acquisitions and dispositions of our Common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of Forms 3, 4, and 5 (and amendments thereto) and written representations provided to us by executive officers, directors and stockholders beneficially owning 10% or greater of the outstanding shares, we believe that such persons filed pursuant to the requirements of the SEC on a timely basis during the year ended December 31, 2021, except for one Form 4 filed by our chief financial officer related to a transaction disclosed timely on Form 8-K.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for services rendered to our company in all capacities for the fiscal years ended December 31, 2020 and 2021, by our principal executive officer and our three most highly compensated executive officers other than our principal executive officer, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Positions	Year	Salary		Stock Awards(1)	Option Awards(1)		All other Compensation		Total

Dennis P. Calvert,
Chairman, Chief Executive Officer and President	2020	$288,603	(2)	$—	$388,716	(3)	$31,696	(4)	$709,016
	2021	288,603		—	335,820		27,022		651,446
Kenneth R. Code,
Chief Science Officer	2020	$288,603	(5)	$—	$46,176	(6)	$12,600	(4)	$347,379
	2021	288,603		—	—		12,600		301,203
Charles K. Dargan
Chief Financial Officer	2020	$—		$—	$128,954	(7)	$—		$128,954
	2021	—		—	54,250				54,250
Joseph Provenzano,
Corporate Secretary; President Odor-No-More, Inc	2020	$169,772	(8)	$—	$44,495	(9)	$16,789	(4)	$231,056
	2021	$169,772	(8)	$—	$8,600	(9)	$12,266	(4)	$190,639

(1)

Our company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of awards of stock or options calculated as of the grant date, if the award is fully vested at grant date. These amounts do not represent cash paid to or realized by any of the recipients during the years indicated.

(2)

In 2020 and 2021 the employment agreement for Mr. Calvert provided for a base salary of $288,603, other compensation for health insurance and an automobile allowance. During the year ended December 31, 2020, Mr. Calvert agreed to forego $142,649 of cash compensation due to him and accept 963,282 shares of our common stock in lieu thereof, at prices between $0.12 - $0.17 per share. During the year ended December 31, 2021, Mr. Calvert agreed to forego $14,050 of cash compensation due to him and accept 61,758 shares of our common stock in lieu thereof, at a price of $0.23 per share. The common stock issued to Mr. Calvert is subject to a “lock up agreement” that prohibits Mr. Calvert from selling the shares until the earlier of (i) the sale of the Company; (ii) the successful commercialization of BioLargo products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology; and (iii) the Company’s breach of the employment agreement between the Company and Calvert dated May 2, 2017 and resulting in Calvert’s termination. (See “Employment Agreements—Dennis P. Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details).

(3)

On May 2, 2017, pursuant to his employment agreement, we granted to our president, Dennis P. Calvert, an option to purchase 3,731,322 shares of the Company’s common stock. The option is a non-qualified stock option, exercisable at $0.45 per share, the closing price of our common stock on the grant date, exercisable for ten years from the date of grant, and vesting in equal increments on the anniversary of the option agreement for five years. Any portion of the option which has not yet vested shall immediately vest in the event of, and prior to, a change of control, as defined in the employment agreement. The option cliff vests in 4 equal amounts on each anniversary of the option agreement. The option agreement contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. The fair value of this option totaled $1,679,095 and is being amortized monthly through May 2, 2022. During the year ended December 31, 2020 and 2021, we recorded $335,820 and $335,820, respectively, of selling, general and administrative expense related to this option. Additionally, on May 1, 2020, Mr. Calvert received an option to purchase 393,571 shares of the Company’s common stock. The option is a qualified stock option vested upon issuance, exercisable at $0.13 per share, the closing price of our common stock on the grant date, exercisable for ten years from the date of grant. The fair value of this option totaled $52,896.

(4)	Includes health insurance premiums, automobile allowance, and bonus.

(5)

In 2020 and 2021 the employment agreement for Mr. Code provided for a base salary of $288,603 and other compensation of $12,600. During the year ended December 31, 2020, Mr. Code agreed to forego $157,126 of cash compensation due to him and accept 1,054,646 shares of our common stock in lieu thereof, at $0.12 - $0.17 per share. During the year ended December 31, 2021, Mr. Code agreed to forego $32,100 of cash compensation due to him and accept 152,448 shares of our common stock in lieu thereof, at $0.18 - $0.23 per share. See “Employment Agreements—Kenneth R. Code” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(6)

On May 1, 2020, Mr. Code received an option to purchase 343,571 shares of the Company’s common stock. The option is a qualified stock option vested upon issuance, exercisable at $0.13 per share, the closing price of our common stock on the grant date, exercisable for ten years from the date of grant. The fair value of this option totaled $46,176.

(7)

Our Chief Financial Officer, Charles K. Dargan II, did not receive any cash compensation during the years ended December 31, 2020 and 2021. During February 2020, Mr. Dargan received an option to purchase 427,500 shares of our common stock, with 25,000 unvested as of December 31, 2020. Additionally, during 2020, Mr. Dargan received additional options to purchase 311,726 shares of the Company’s common stock. These options are a qualified stock option vested upon issuance, exercisable at a range of $0.12 - $0.15 per share, the closing price of our common stock on the grant date. During March 2021, Mr. Dargan received an option to purchase 332,500 shares of our common stock, with 25,000 unvested as of December 31, 2021. These options are a qualified stock option vested upon issuance, exercisable at a range of $0.18 per share, the closing price of our common stock on the grant date. The value set forth in the table reflects the fair value of the options issued that vested during the 12 months of the years indicated. See “Employment Agreements—Charles K. Dargan II” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(8)

In 2020 and 2021, the employment agreement for Mr. Provenzano provided for a base salary of $169,772, and other compensation for health insurance and automobile allowance. See “Employment Agreements – Joseph Provenzano” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(9)

During 2020, Mr. Provenzano received additional options to purchase 326,161 shares of the Company’s common stock. These options are a qualified stock option vested upon issuance, exercisable at a range of $0.14 - $0.15 per share, the closing price of our common stock on the grant date. During 2021, Mr. Provenzano received additional options to purchase 50,000 shares of the Company’s common stock. These options are a qualified stock option vested upon issuance, exercisable at a range of $0.18 per share, the closing price of our common stock on the grant date. The value set forth in the table reflects the fair value of the options issued that vested during the 12 months of the years indicated. See “Outstanding Equity Awards at Fiscal Year-End” below for more details.

Employment Agreements

Dennis P. Calvert

On May 2, 2017, BioLargo, Inc. (the “Company”) and its President and Chief Executive Officer Dennis P. Calvert entered into an employment agreement (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as the President and Chief Executive Officer of the Company and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Calvert Employment Agreement provides that Mr. Calvert will be granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Kenneth R. Code

We entered into an employment agreement dated as of April 29, 2007 with Mr. Code, our Chief Science Officer (the “Code Employment Agreement”), which we amended on December 28, 2012 such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases. The Code Employment Agreement can automatically renew for one year periods on April 29th of each year but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination, Mr. Code would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same in the Code Employment Agreement.

In addition, Mr. Code will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our board of directors. When such benefits are made available to our senior employees, Mr. Code is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of 10 weeks per year, life insurance equal to three times his base salary and disability insurance.

The Code Employment Agreement further requires Mr. Code to keep certain information confidential, not to solicit customers or employees of our company or interfere with any business relationship of our company, and to assign all inventions made or created during the term of the Code Employment Agreement as “work made for hire”.

Charles K. Dargan II

Charles K. Dargan, II has served as our Chief Financial Officer since February 2008 pursuant to an engagement agreement with his company, CFO 911, that has been renewed each year.

On February 25, 2020, we and Mr. Dargan again extended his engagement agreement to expire January 31, 2021. As the sole compensation for the Extended Term, Mr. Dargan was issued an option (“Option”) to purchase 25,000 shares of the Company’s common stock for each month during the term (thus, an option to purchase 400,000 shares reflecting an extended term of 16 months). The Option vests over the period of the agreement, with 75,000 shares having vested as of December 31, 2019, and the remaining shares to vest 25,000 shares monthly beginning January 31, 2020, and each month thereafter, so long as the agreement is in full force and effect. The Option is exercisable at $0.21 per share, the closing price of BioLargo’s common stock on February 25, 2020, expires ten years from the grant date, and was issued pursuant to the Company’s 2018 Equity Incentive Plan. The Option is Mr. Dargan’s sole compensation for the Extended Term. As was the case in all prior terms of his engagement, there is no cash component of his compensation for the Extended Term. Mr. Dargan is eligible to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer (although he has made no such requests for reimbursement in the past). All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes.

On March 18, 2021, we and Mr. Dargan again extended his engagement agreement. The Engagement Extension Agreement dated as of March 18, 2021 (the “Engagement Extension Agreement”) provides for an additional one-year term to expire January 31, 2022 (the “Extended Term”).

As the sole compensation for the Extended Term, Mr. Dargan was issued an option (“Option”) to purchase 25,000 shares of the Company’s common stock for each month during the Extended Term (thus, an option to purchase 300,000 shares reflecting an extended term of 12 months). The Option vests over the period of the Extended Term, with 25,000 shares having vested as of March 15, 2021, and the remaining shares to vest 25,000 shares monthly beginning March 31, 2021, and each month thereafter, so long as the agreement is in full force and effect. The Option is exercisable at $0.174 per share, the closing price of BioLargo’s common stock on the March 18, 2021 grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2018 Equity Incentive Plan.

On March 22, 2022, we and our Chief Financial Officer Charles K. Dargan, II formally agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been and continues to serve as the Company’s Chief Financial Officer. The Engagement Extension Agreement dated as of March 22, 2022 (the “Engagement Extension Agreement”) provides for an additional one-year term to expire January 31, 2023 (the “Extended Term”).

As the sole compensation for the Extended Term, Mr. Dargan was issued an option (“Option”) to purchase 25,000 shares of the Company’s common stock for each month during the Extended Term (thus, an option to purchase 300,000 shares reflecting an extended term of 12 months). The Option vests over the period of the Extended Term, with 25,000 shares having vested as of March 22, 2022, and the remaining shares to vest 25,000 shares monthly beginning March 22, 2022, and each month thereafter, so long as the agreement is in full force and effect. The Option is exercisable at $0.24 per share, the closing price of BioLargo’s common stock on the March 22, 2022, grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2018 Equity Incentive Plan.

The Option is Mr. Dargan’s sole compensation for the Extended Term. As was the case in all prior terms of his engagement, there is no cash component of his compensation for the Extended Term. Mr. Dargan is eligible to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer (although he has made no such requests for reimbursement in the past). All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes.

Joseph Provenzano

Mr. Provenzano has served as Vice President of Operations since January 1, 2008, in addition to continuing to serve as our Corporate Secretary. On May 28, 2019, the Compensation Committee of the Board of Directors approved the terms of a new employment agreement for Mr. Provenzano, and granted to him an incentive stock option (the “Option”) to purchase 1,000,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2018 Equity Incentive Plan (“Plan”). As set forth in the Plan, the exercise price of the Option is equal to the closing price of the Company’s common stock on the May 28 grant date, at $0.17 per share. The shares in the Option vest in five in equal increments over five years, and the Option may be exercised for up to ten years following the grant date. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Provenzano Employment Agreement. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. On May 28, 2019, the Committee also granted Mr. Provenzano a restricted stock unit of 500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. On June 18, 2019, the other terms of his employment agreement were finalized and a document fully executed. Although fully executed on June 18, 2019, the employment agreement is effective as of May 28, 2019, to reflect Option grant date.

The Provenzano Employment Agreement provides that Mr. Provenzano will serve as our Executive Vice President of Operations, as well as the President and Chief Executive Officer of our wholly owned subsidiary Odor-No-More. Mr. Provenzano’s base compensation will remain at his current rate of $170,000 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the our Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance covering the expenses of his personal commercial grade truck which the company uses in company operations on a continual basis, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Provenzano Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Provenzano Employment Agreement provides that Mr. Provenzano’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Provenzano Employment Agreement means physical or mental incapacity or illness rendering Mr. Provenzano unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Provenzano has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Provenzano’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Provenzano Employment Agreement requires Mr. Provenzano to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Provenzano Employment Agreement as “work made for hire”.

Director Compensation

Each director who is not an officer or employee of our company receives an annual retainer of $60,000, paid in cash or shares of our common stock, or options to purchase our common stock (pursuant to a plan put in place by our board of directors), in our sole discretion. Historically, all but one director has received the entirety of his fees in the form of options to purchase stock, rather than cash. In addition, Mr. Marshall and Mr. Runyan each receive an additional $15,000 for their services as the chairman of the Audit Committee and chairman of the Compensation Committee, respectively. The following table sets forth information for the fiscal years ended December 31, 2021 regarding compensation of our non-employee directors. Our employee directors do not receive any additional compensation for serving as a director.

Name	Fees Earned or Fees Paid in Cash		Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Dennis E. Marshall	$76,117	(1)	—	—	—	$76,117
Jack B. Strommen	$57,118	(2)	—	—	—	$57,118
Kent C. Roberts III	$57,118	(3)	—	—	—	$57,118
John S. Runyan	$71,398	(4)	—	—	—	$71,398

(1)

In 2021, Mr. Marshall earned director fees of $76,117, which included compensation for serving as Chairman of the Audit Committee of our board of directors. None of these fees was paid in cash. During 2021, Mr. Marshall received options in lieu of cash consisting of (i) on March 31, 2021, an issuance of an option to purchase 82,418 shares of our common stock at $0.22 per share, (ii) on May 21, 2021, an issuance of an option to purchase 27,439 shares of our common stock at $0.17 per share, (iii) on June 30, 2021, an issuance of an option to purchase 110,294 shares of our common stock at $0.16 per share, (iv) on September 30, 2021, an issuance of an option to purchase 98,684 shares of our common stock at $0.18 per share, and (v) on December 31, 2021, an issuance of an option to purchase 89,286 shares of our common stock at $0.20 per share.

(2)

In 2021 Mr. Strommen earned director fees of $57,118. None of these fees was paid in cash. During 2021, Mr. Strommen received options in lieu of cash consisting of (i) on March 31, 2021, an issuance of an option to purchase 65,934 shares of our common stock at $0.22 per share, (ii) on June 30, 2021, an issuance of an option to purchase 88,235 shares of our common stock at $0.16 per share, (iii) on September 30, 2021, an issuance of an option to purchase 78,947 shares of our common stock at $0.18 per share, and (iv) on December 31, 2021, an issuance of an option to purchase 125,000 shares of our common stock at $0.20 per share.

(3)

In 2021 Mr. Roberts earned director fees of $57,118. None of these fees was paid in cash. During 2021, Mr. Roberts received options in lieu of cash consisting of (i) on March 31, 2021, an issuance of an option to purchase 65,934 shares of our common stock at $0.22 per share, (ii) on June 30, 2021, an issuance of an option to purchase 88,235 shares of our common stock at $0.16 per share, (iii) on September 30, 2021, an issuance of an option to purchase 78,947 shares of our common stock at $0.18 per share, and (iv) on December 31, 2021, an issuance of an option to purchase 71,429 shares of our common stock at $0.20 per share.

(4)

In 2021, Mr. Runyon earned director fees of $71,398, which included compensation for serving as Chairman of the Audit Committee of our board of directors. None of these fees was paid in cash. During 2021, Mr. Runyon received options in lieu of cash consisting of (i) on March 31, 2021, an issuance of an option to purchase 82,418 shares of our common stock at $0.22 per share, (ii) on June 30, 2021, an issuance of an option to purchase 110,294 shares of our common stock at $0.16 per share, (iii) on September 30, 2021, an issuance of an option to purchase 98,684 shares of our common stock at $0.18 per share, and (iv) on December 31, 2021, an issuance of an option to purchase 89,286 shares of our common stock at $0.20 per share.

Equity Compensation Plans

We have one ongoing, and one expired (but with outstanding awards), equity compensation plans.

2007 Plan

On September 7, 2007, our stockholders adopted the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants were made under this plan, as administered by the Compensation Committee. The plan automatically terminated on September 7, 2017.

Under this plan, as amended in 2011, 12,000,000 shares of our common stock were reserved for issuance under awards, and at December 31, 2021, awards of options authorizing a total of 2,879,246 shares were outstanding.

2018 Plan

On June 22, 2018, our stockholders adopted BioLargo, Inc. 2018 Equity Incentive Plan (“2018 Equity Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. It is set to expire on its terms on June 22, 2028. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The total number of shares reserved and available for awards pursuant to this Plan as of the date of adoption of this 2018 Plan by the Board is 40 million shares. The number of shares available to be issued under the 2018 Plan increases automatically each January 1st by the lesser of (a) 2 million shares, or (b) such number of shares determined by our Board. As of December 31, 2021, 46,000,000 shares are authorized under the plan. As of December 31, 2021, we had issued options under the plan to purchase 18,644,901 shares.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and equity incentive plan awards for each of the Named Executive Officers outstanding as of December 31, 2021.  All stock or options that were granted to the Named Executive Officers during the fiscal year ended December 31, 2021, have fully vested, except as indicated.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Share Price on Grant Date	Option Expiration Date
Dennis P. Calvert
	3,731,322	1,492,530	1,492,530	$0.45	$0.45	May 2, 2027
	65,000	--	--	$0.22	$0.22	September 19, 2029
	50,000	--	--	$0.14	$0.14	May 1, 2030
	343,571	--	--	$0.14	$0.14	May 1, 2030
Charles K. Dargan II
	10,000	--	--	$0.42	$0.42	January 31, 2021
	120,000	--	--	$0.41	$0.41	February 28, 2021
	300,000	--	--	$0.35	$0.35	April 10, 2022
	410,000	--	--	$0.30	$0.30	December 28, 2022
	300,000	--	--	$0.30	$0.30	July 17, 2023
	300,000	--	--	$0.30	$0.30	June 23, 2024
	300,000	--	--	$0.57	$0.57	September 30, 2025
	300,000	--	--	$0.69	$0.69	February 10, 2027
	300,000	--	--	$0.39	$0.39	December 31, 2027
	300,000	--	--	$0.22	$0.22	January 16, 2029
	79,000	--	--	$0.22	$0.22	September 19, 2029
	400,000	--	--	$0.21	$0.21	February 25, 2030
	27,500	--	--	$0.21	$0.21	February 25, 2030
	25,000	--	--	$0.14	$0.14	May 01, 2030
	214,286	--	--	$0.14	$0.14	May 01, 2030
	5,000	--	--	$0.16	$0.16	June 30, 2030
	5,000	--	--	$0.15	$0.15	September 30, 2030
	2,500	--	--	$0.15	$0.15	September 30, 2030
	50,000	--	--	$0.15	$0.15	September 30, 2030
	7,500	--	--	$0.12	$0.12	December 31, 2030
	300,000	--	--	$0.23	$0.23	March 17, 2031
	32,500	--	--	$0.18	$0.18	May 21, 2031
Kenneth R. Code
	200,000	--	--	$1.03	$0.94	July 17, 2023
	65,000	--	--	$0.22	$0.22	September 19, 2029
	343,571	--	--	$0.14	$0.14	May 01, 2030
Joseph Provenzano
	200,000	--	--	$0.41	$0.41	March 21, 2021
	78,947	--	--	$0.45	$0.45	October 23, 2027
	1,000,000	800,000	800,000	$0.17	$0.17	May 28, 2029
	32,500	--	--	$0.22	$0.22	September 18, 2029
	50,000	--	--	$0.14	$0.14	May 01, 2030
	202,110	--	--	$0.14	$0.14	May 01, 2030
	74,051	--	--	$0.15	$0.15	September 30, 2030
	50,000	--	--	$0.18	$0.18	May 21, 2031

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of [---], including rights to acquire beneficial ownership of shares of our common stock within 60 days of [---], by (a) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding Common stock; (b) each director, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percent of Class(2)
Kenneth R. Code(4)	[---]	[---]
Dennis P. Calvert(5)	[---]	[---]
Jack B. Strommen(6)	[---]	[---]
Charles K. Dargan II(7)	[---]	[---]
Dennis E. Marshall(8)	[---]	[---]
Joseph L. Provenzano(9)	[---]	[---]
Kent C. Roberts II(10)	[---]	[---]
John S. Runyan(11)	[---]	[---]
All directors and officers as a group (8 persons)	[---]	[---]

Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(1)

The address for all directors and the Named Executive Officers is: c/o BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683, except for: Kent C. Roberts II’s address is 1146 Oxford Road, San Marino, CA 91108; Charles K. Dargan II’s address is 18841 NE 29th Avenue, Suite 700, Aventura, FL 33180; and John S. Runyan’s address is 30001 Hillside Terrace, San Juan Capistrano, CA 92675

(2)

Our company has only one class of stock outstanding. The sum of [---] shares of common stock outstanding as of [---], and [---] shares of common stock subject to options currently exercisable or exercisable within 60 days by the directors and officers, are deemed outstanding for determining the number of shares beneficially owned by the directors and officers, and the directors and officers as a group, and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)

Includes 22,139,012 shares owned indirectly by Mr. Code issued on April 29, 2007 to IOWC Technologies, Inc. in connection with the acquisition by our company of certain intellectual property and other assets on that date. Includes 608,571 shares issuable to Mr. Code upon exercise of options.

(4)

Includes 1,528,695 shares of common stock held by New Millennium Capital Partners, LLC, which is wholly owned and controlled by Mr. Calvert. Includes [---] shares issuable to Mr. Calvert upon exercise of other options granted from time to time by our company.

(5)	Includes [---] shares issuable to Mr. Strommen upon exercise of options; includes [---] shares issuable to Mr. Strommen upon the exercise of warrants.

(6)	Includes [---] shares issuable to Mr. Dargan upon exercise of options.

(7)	Includes [---] shares issuable to Mr. Marshall upon exercise of options.

(8)	Includes [---] shares issuable to Mr. Provenzano upon exercise of options.

(9)	Includes [---] shares issuable to Mr. Roberts upon exercise of options.

(10)	Includes [---] shares issuable to Mr. Runyan upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our company has adopted a policy that all transactions between our company and its executive officers, directors and other affiliates must be approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors, and must be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

Our officers and board members routinely forego cash compensation in lieu of receiving common stock or options to purchase common stock, pursuant to a plan adopted by our board for the payment of outstanding payables.

During the year ended December 31, 2021, certain of our officers agreed to convert an aggregate $46,000 of accrued and unpaid salary into 214,206 shares of our common stock. The unpaid salary is converted on the last day of each quarter as follows: December 31, 2021, we issued 15,000 shares of our common stock at $0.21 per share; on September 30, 2021, we issued 61,842 shares of our common stock at $0.19; on March 31, 2021, we issued 137,364 shares of our common stock at $0.23 per share.

On March 31, 2021, we issued options to purchase 296,704 shares of our common stock at an exercise price of $0.22 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 82,418 to Mr. Marshall in exchange for $18,750 in fees due; 65,934 to Mr. Strommen in exchange for $15,000 in fees due; 65,934 to Mr. Roberts in exchange for $15,000 in fees due; and 65,934 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On June 30, 2021, we issued options to purchase 397,058 shares of our common stock at an exercise price of $0.16 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 110,924 to Mr. Marshall in exchange for $18,750 in fees due; 88,235 to Mr. Strommen in exchange for $15,000 in fees due; 88,235 to Mr. Roberts in exchange for $15,000 in fees due; and 110,924 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On September 30, 2021, we issued options to purchase 355,262 shares of our common stock at an exercise price of $0.18 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 71,429 to Mr. Marshall in exchange for $18,750 in fees due; 78,947 to Mr. Strommen in exchange for $15,000 in fees due; 78,947 to Mr. Roberts in exchange for $15,000 in fees due; and 71,429 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On December 31, 2021, we issued options to purchase 321,430 shares of our common stock at an exercise price of $0.22 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 89,286 to Mr. Marshall in exchange for $18,750 in fees due; 71,429 to Mr. Strommen in exchange for $15,000 in fees due; 71,429 to Mr. Roberts in exchange for $15,000 in fees due; and 89,286 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

REPORT OF COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report. The Compensation Committee has furnished this report on executive compensation for the 2020 fiscal year.

Compensation Program and Philosophy

The Compensation Committee administers the Company’s executive compensation program. The Compensation Committee has the authority to review and determine the salaries and bonuses of the executive officers of the Company, including the Chief Executive Officer and the other Named Executive Officers, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to all of the Company’s employees under the Company’s equity incentive plans.

The Compensation Committee operates under a written charter. The duties and responsibilities of a member of the Compensation Committee are in addition to his or her duties as a member of the Board. The charter reflects these various responsibilities, and the Committee is charged with periodically reviewing the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. In addition, the Committee has the authority to engage the services of outside advisors, experts and others, including independent compensation consultants who do not advise the Company, to assist the Committee. Mr. John Runyan is chairman. The Compensation Committee did not meet, and acted via unanimous written consent once, during the year ended December 31, 2021.

The Compensation Committee believes that the compensation programs for the Company’s executive officers should reflect the Company’s performance, support the short- and long-term strategic goals and values of the Company, reward individual contribution to the Company’s success and align the interests of the Company’s executive officers with the interests of the Company’s stockholders. The Company is engaged in a very competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals. To that end, it is the view of the Board that the total compensation program for executive officers should consist of all or most of the following components:

●	base salary

●	bonus

●	equity-based compensation

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the Company’s chief executive officer and the Company’s other executive officers. Typically, our Chief Executive Officer makes compensation recommendations to the Committee with respect to the compensation of our officers, and the Committee may accept or adjust such recommendations in its discretion.

Chief Executive Officer Compensation

On May 2, 2017, we entered into a new employment agreement with our president and chief executive officer Dennis P. Calvert (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as the president and chief executive officer of the Company and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

Mr. Calvert was granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock as part of the compensation set forth in his employment agreement. The Option is a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Chief Science Officer Compensation

On April 29, 2007, the Company entered an employment agreement with Mr. Code, pursuant to which, since that time, Mr. Code has served as the Company’s Chief Science Officer. On December 28, 2012, we and Mr. Code amended his employment agreement such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases, his agreement would automatically renew for one year periods on April 29th of each year, but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination he would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same. Other provisions of Mr. Code’s employment agreement are discussed elsewhere in this Proxy Statement.

Other Executive Compensation

Charles K. Dargan, II has served as our Chief Financial Officer since February 2008 pursuant to an engagement agreement with his company, CFO 911, that has been renewed each year. Mr. Dargan’s compensation has consisted sole of the issuance of options to purchase common stock.

On February 25, 2020, we and Mr. Dargan again agreed to extend his engagement agreement, for an additional term to expire January 31, 2021. As the sole compensation for the extended term, Mr. Dargan was issued an option to purchase 25,000 shares of the Company’s common stock for each month during the Extended Term (thus, an option to purchase 400,000 shares reflecting an extended term of 16 months), vesting over the period of the extension, with 75,000 shares having vested as of December 31, 2019, and the remaining shares to vest 25,000 shares monthly beginning January 31, 2020, and each month thereafter, so long as the agreement is in full force and effect. The Option is exercisable at $0.21 per share, the closing price of BioLargo’s common stock on February 25, 2020, expires ten years from the grant date, and was issued pursuant to the Company’s 2018 Equity Incentive Plan.

On March 18, 2021, we and Mr. Dargan again extended his engagement agreement, to provide for an additional one-year term to expire January 31, 2022. As the sole compensation for this extension, Mr. Dargan was issued an option (“Option”) to purchase 25,000 shares of the Company’s common stock for each month during the Extended Term (thus, an option to purchase 300,000 shares reflecting an extended term of 12 months). The Option vests monthly, with 25,000 shares having vested as of March 15, 2021, and the remaining shares to vest 25,000 shares monthly beginning March 31, 2021, and each month thereafter, so long as the agreement is in full force and effect. The Option is exercisable at $0.174 per share, the closing price of BioLargo’s common stock on the March 18, 2021, grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2018 Equity Incentive Plan. The Option is Mr. Dargan’s sole compensation for the Extended Term. As was the case in all prior terms of his engagement, there is no cash component of his compensation for the Extended Term. Mr. Dargan is eligible to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer (although he has made no such requests for reimbursement in the past). All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to the Company’s executive officers for the 2019 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for the 2020 fiscal year will exceed that limit. Because it is unlikely that the cash non-performance based compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash non-performance based compensation of any executive officer ever approach the $1 million level.

Submitted by the Compensation Committee:

/s/ John S. Runyan, Chair
/s/ Dennis E. Marshall /s/ Kent C. Roberts II

PROPOSAL TWO

ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are requesting your advisory approval of the compensation of our named executive officers as disclosed in the “Executive Compensation” discussion and analysis, the compensation tables, and the narrative discussion set forth in this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The next non-binding advisory vote on executive compensation will occur at our 2023 Annual Meeting of Stockholders. While this vote is advisory, and not binding on our company, it will provide information to our Compensation Committee and management regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when evaluating compensation for the remainder of 2022 and determining executive compensation for future years.

As described more fully in the Compensation Discussion and Analysis portion of this proxy, our executive compensation program has been designed to attract, motivate and retain individuals with the skills needed to formulate, implement and execute strategy to further the creation of stockholder value.

We encourage you to carefully review the “Executive Compensation” discussion beginning on page 9 of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote “FOR” the approval, on an advisory basis, of the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to BioLargo, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, including the “Executive Compensation” discussion and analysis, the compensation tables and the narrative discussion set forth in the Proxy Statement, is hereby approved.”

While the results of this advisory approval are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Haskell & White LLP audited our financial statements for the years ended December 31, 2021 and 2020. Our Audit Committee has again selected Haskell & White LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2022. Haskell & White LLP has represented to us that it is independent with respect to the Company within the meaning of the published rules and regulations of the SEC.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee of the Board of Directors, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interest of BioLargo and its stockholders. If the stockholders do not ratify the appointment of Haskell & White LLP, the Audit Committee of the Board of Directors may reconsider its selection.

The Board of Directors expects that representatives of Haskell & White LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Haskell & White LLP as our independent registered public accounting firm. Abstentions will have the effect of a vote “against” the ratification of Haskell & White LLP as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF HASKELL & WHITE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR.

Principal Accountant Fees and Services

The following table summarizes the fees billed by Haskell & White, LLP, our principal accountant engaged to audit our financial statements for the years ended December 31, 2020 and 2019, for professional services rendered to the Company and its subsidiaries during the years ended December 31, 2021 and 2020.

	Amount Billed
Type of Fee	Fiscal Year 2020	Fiscal Year 2021
Audit Fees(1)	$92,200	$108,100
Audit-Related(2)	17,500	15,000
Tax Fees	—	—
All Other Fees	—	—
Total	$109,700	$123,100

(1)

This category consists of fees for the audit of our annual financial statements included in our annual report on Form 10-K and review of the financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

(2)

Represents services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as audit fees. These services include consultations regarding Sarbanes-Oxley Act requirements, various SEC filings such as registration statements and consents, and the implementation of new accounting requirements.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein, and shall not be deemed to be soliciting material or otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of three independent directors, all of whom are independent under the rules of the SEC and Nasdaq. Mr. Marshall serves as Chairman of the Audit Committee. Messrs. Roberts and Runyan also serve on the Audit Committee. The Board has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board. The Audit Committee operates under a written charter, a copy of which is available on our corporate website, www.biolargo.com. The Audit Committee met four times during 2021.

The Audit Committee’s primary duties and responsibilities are to:

●	engage the Company’s independent registered public accounting firm,

●	monitor the independent registered public accounting firm’s independence, qualifications and performance,

●	pre-approve all audit and non-audit services,

●	monitor the integrity of the Company’s financial reporting process and internal control systems,

●	provide an open avenue of communication among the independent registered public accounting firm, financial and senior management of the Company and the Board, and

●	monitor the Company’s compliance with legal and regulatory requirements, contingent liabilities, risk assessment and risk management.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In carrying out these responsibilities, the Audit Committee monitored the Company’s operational effectiveness regarding the progress and completion of the implementation of the Company’s internal controls.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with the Company’s Chief Financial Officer and management, and held meetings with the Company’s independent registered public accounting firm, both in the presence of management and privately, to review and discuss all financial statements prior to their issuance, the overall scope and plans for the preparation of the financial statements and respective audit, and the evaluation of the Company’s internal controls and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the Company’s independent registered public accounting firm. In accordance with Section 204 of the Sarbanes-Oxley Act of 2002 and the Public Company Accounting Oversight Board (“PCAOB”) Audit Standard No. 16-1301 (Communications with Audit Committees), the Audit Committee has discussed with the Company’s independent registered public accounting firm all matters required to be discussed under the Sarbanes-Oxley Act and the foregoing standards.  In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Haskell & White LLP matters relating to their independence, including the written disclosures made to the Audit Committee as required by the PCAOB Rule 3526, Communications with Audit Committees Concerning Independence.  The Audit Committee also reviewed and approved the audit fees of Haskell & White LLP.

On the basis of these reviews and discussions, the Audit Committee (i) appointed Haskell & White LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 and (ii) recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Submitted by the Audit Committee:

/s/ Dennis E. Marshall, Chair
/s/ John S. Runyan
/s/ Kent C. Roberts II

PROPOSAL FOUR

TO AUTHORIZE THE COMPANY’S BOARD OF DIRECTORS TO AMEND OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK, BY A RATIO OF NOT LESS THAN 1-FOR-4 AND NOT MORE THAN 1-FOR-25, SUCH RATIO AND THE IMPLEMENTATION AND TIMING OF SUCH REVERSE STOCK SPLIT TO BE DETERMINED IN THE DISCRETION OF OUR BOARD OF DIRECTORS

Introduction

The Board is presenting this proposal to the stockholders, as it has done in the past, in order to seek authority from the stockholders to take certain actions as the Board may deem appropriate related to an uplisting of the company’s securities to a nationally listed exchange, such as the Nasdaq Capital Markets, and, if needed as part of that effort, to affect a reverse stock split. The Company does not currently meet the Nasdaq Capital Markets initial listing requirements of share price ($4.00) and stockholder equity ($5,000,000). This proposal, if approved, would authorize the Board to proceed with a reverse stock split, in its discretion, within a certain range of ratios. Doing so would allow it to meet the minimum share price requirement in Nasdaq’s listing standards.

To qualify for initial listing on the Nasdaq Capital Markets, in addition to a minimum stock price, a company must also have $5 million of net equity. BioLargo does not currently meet this requirement - as of December 31, 2021, its net equity was approximately $900,000. Thus, to qualify it would need to increase equity by either raising investment capital, or by generating profits. If it elected to raise capital to meet the requirements, it would only proceed with the reverse split if it had a firm commitment from an underwriter to raise the capital necessary to meet the requirement. That firm commitment would likely involve the sale of the Company’s common stock at a price related to then-current market conditions, resulting in dilution to existing stockholders. The company does not currently have in place any offers to underwrite such an offering.

The Company’s Board of Directors would only proceed with the reverse stock split described in this proposal if it was able to meet a national exchange’s initial listing requirements.

Background

At the previous stockholder meeting, the stockholders authorized the Company’s Board to proceed with a reverse stock split within a range of 1:4 and 1:20. As it did for the 2021 annual meeting, for the 2022 Annual stockholder meeting, the Board has adopted a similar resolution. The Board believes that a maximum 1:25 ratio is appropriate as it would only proceed with a reverse split if the Company was in a stronger financial position from a profit/loss and revenue standpoint, and with the market showing stronger support for its stock. As such, it is recommending to the Company’s stockholders approval of a proposal to amend our certificate of incorporation to effect a reverse split of our outstanding shares of Common Stock within a range of one share of Common Stock for every four shares of Common Stock (1:4) to one share of Common Stock for every twenty-five shares of Common Stock (1:25), with the exact reverse split ratio to be decided and publicly announced by the Board prior to the effective time of the amendment to our certificate of incorporation (the “Reverse Stock Split”). If the stockholders approve this proposal, the Board will have the authority to decide, at any time prior to the next annual meeting of stockholders of the Company, whether to implement the Reverse Stock Split, and the precise ratio of the Reverse Stock Split within a range of 1-for-4 shares of our Common Stock to 1‑for‑25 shares of our Common Stock. If the Board decides to implement the Reverse Stock Split, the Reverse Stock Split will become effective upon the filing of an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware.

The Board reserves the right, even after stockholder approval, to abandon or postpone the filing of the amendment to effect the Reverse Stock Split if the Board determines that it is not in the best interests of the Company and the stockholders. The Board has elected thus far not to proceed with the reverse stock split authorized by the stockholders at last year’s annual meeting. If the amendment effecting the Reverse Stock Split authorized by this proposal is not implemented by the Board prior to the next annual meeting of stockholders of the Company, the proposal will be deemed abandoned, without any further effect. In that case, the Board may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

If our stockholders approve this proposal and our Board of Directors decides to proceed with the reverse stock split, we will file a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) to effect the proposed reverse stock split, in the form attached to this proxy statement as Appendix A. Our Board of Directors has approved and declared advisable the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation as set forth in the Certificate of Amendment, in the form attached to this proxy statement as Appendix A. If the proposed reverse stock split is effected, then the number of issued and outstanding shares of our Common Stock would be reduced. Our Board of Directors has reserved the right to abandon the amendment at any time before the effectiveness of the filing of the Certificate of Amendment with the Delaware Secretary of State, even if the adoption of the amendment is approved by the stockholders. If the Certificate of Amendment is not filed with the Delaware Secretary of State prior to our 2023 Annual Stockholders’ Meeting, our Board of Directors will abandon the amendment and the Reverse Stock Split will not be effected. Thus, the Board of Directors, at its discretion, may cause the filing of the Certificate of Amendment (following stockholder approval) to effect the Reverse Stock Split or abandon the amendment and not effect the Reverse Stock Split if it determines that any such action is or is not in the best interests of our Company and stockholders.

Purpose of the Reverse Stock Split

We are submitting this proposal to our stockholders for approval in preparation for a potential public offering of our Common Stock, during which time we intend to “uplist” our Common Stock from the OTCQB Marketplace to The Nasdaq Capital Market, or an equivalent national exchange, and to help attract institutional investors with minimum trading price requirements. The plan being pursued by the Company includes an uplist to a national exchange, and securing capital to grow the business through a fully underwritten and nationally syndicated public offering. We believe increasing the trading price of our Common Stock will assist in our capital-raising efforts by making our Common Stock more attractive to a broader range of investors. In addition, Management believes that by listing the company shares on a national exchange like the Nasdaq Capital Markets will offer a series of benefits to both the Company and its stockholders including: the Company’s stock will be more attractive to a larger pool of investors, it will remove restrictions that currently prohibit many investors from investing in companies like ours that are traded on the OTCQB, improved regulatory oversight of broker/dealer market will reduce the risk of potential trading violations, and the enhanced financial and governance requirements enhance the Company’s profile to potential investors. If successful, the company’s stockholders will also benefit from expanded awareness by inclusion in a number of indexes that are tracked by buy-side institutions and that will increase the likelihood of analyst coverage. Accordingly, we believe that the Reverse Stock Split is in our stockholders’ best interests.

In case we do pursue a listing on the Nasdaq Capital Market or similar national exchange, we believe that the Reverse Stock Split is our best option to meet one of the criteria to obtain an initial listing. The Nasdaq Capital Market requires, among other criteria, an initial bid price of least $4.00 per share and, following initial listing, maintenance of a continued price of at least $1.00 per share. On [---], the last reported sale price of our Common Stock on the OTCQB was $[---] per share. A decrease in the number of outstanding shares of our Common Stock resulting from the Reverse Stock Split should, absent other factors, assist in ensuring that our per share market price of our Common Stock remains above the required price. However, we cannot provide any assurance that (i) we will pursue a listing on the Nasdaq Capital Market, or (ii) even if we do, our minimum bid price would remain over the minimum bid price requirement of The Nasdaq Capital Market following the reverse stock split.

In addition, an increase in the per share trading value of our Common Stock would be beneficial because it would:

●	improve the perception of our Common Stock as an investment security;

●	reset our stock price to more normalized trading levels in the face of potentially extended market dislocation;

●	appeal to a broader range of investors to generate greater investor interest in us; and

●

reduce stockholder transaction costs because investors would pay lower commission to trade a fixed dollar amount of our stock if our stock price were higher than they would if our stock price were lower.

You should consider that, although our Board of Directors believes that a reverse stock split will in fact increase the price of our Common Stock, in many cases, because of variables outside of a company’s control (such as market volatility, investor response to the news of a proposed reverse stock split and the general economic environment), the market price of a company’s shares of Common Stock may in fact decline in value after a reverse stock split. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in our Company. However, should the overall value of our Common Stock decline after the proposed reverse stock split, then the actual or intrinsic value of the shares of our Common Stock held by you will also proportionately decrease as a result of the overall decline in value.

Potential Effects of the Proposed Reverse Stock Split

If this proposal is approved and the Reverse Stock Split is effected, the Reverse Stock Split will be realized simultaneously and in the same ratio for all of our issued and outstanding shares of Common Stock. The immediate effect of the Reverse Stock Split would be to reduce the number of shares of our Common Stock outstanding and to increase the trading price of our Common Stock, in the same ratio.

However, we cannot predict the effect of any reverse stock split upon the market price of our Common Stock over an extended period, and in many cases, the market value of a company’s Common Stock following a reverse stock split declines. We cannot assure you that the trading price of our Common Stock after the Reverse Stock Split will rise in inverse proportion to the reduction in the number of shares of our Common Stock outstanding as a result of the Reverse Stock Split. Also, we cannot assure you that the Reverse Stock Split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

Examples of Potential Reverse Stock Split at Various Ratios. The table below provides examples of reverse stock splits at various ratios up to 1-for-25, without giving effect to the treatment of fractional shares. The actual number of shares outstanding after giving effect to the Reverse Stock Split, if effected, will depend on the actual ratio that is determined by our Board of Directors in accordance with the amendment to the Company’s Amended and Restated Certificate of Incorporation.

Shares outstanding as of Record Date	Reverse Stock Split Ratio	Shares outstanding after Reverse Stock Split	Reduction in Shares Outstanding*
[---]	1-for-4	[---]	%
[---]	1-for-10	[---]	%
[---]	1-for-15	[---]	%
[---]	1-for-20	[---]	%
[---]	1-for-25	[---]	%

* The percentages set forth in this column do not reflect the corresponding reduction of authorized shares set forth in Proposal Five. In the event the Board reduces the number of shares authorized by our Certificate of Incorporation in the same ratio as the Reverse Stock Split, the ratio of the number of shares outstanding and the number of shares authorized would not change.

The resulting decrease in the number of shares of our Common Stock outstanding could potentially adversely affect the liquidity of our Common Stock, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders. If we implement the Reverse Stock Split, the number of shares of our Common Stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the Reverse Stock Split by the appropriate ratio and then rounding up to the nearest whole share. The Reverse Stock Split would not affect any stockholder’s percentage ownership interest in our Company or proportionate voting power.

Effect on Restricted Stock Options, Warrants and Convertible Debt. In addition, we would adjust all outstanding shares of any restricted stock, options and warrants entitling the holders to purchase shares of our Common Stock as a result of the Reverse Stock Split, as required by the terms of these securities, as well as adjust the conversion price of any convertible debt. In particular, we would reduce the conversion ratio for each instrument, and would increase the exercise price in accordance with the terms of each instrument and based on the 1-for-4, up to 1-for-100 ratio of the Reverse Stock Split (i.e., the number of shares issuable under such securities would decrease by 75%, up to 98%, respectively, and the exercise price per share would be multiplied by 4, up to 100, respectively). Also, we would reduce the number of shares reserved for issuance under our existing 2018 Equity Incentive Plan, or the 2018 Plan, proportionately based on the ratio of the Reverse Stock Split. The Reverse Stock Split would not otherwise affect any of the rights currently accruing to holders of our Common Stock, or options or warrants exercisable for our Common Stock.

Other Effects on Outstanding Shares. If we implement a reverse stock split, the rights pertaining to the outstanding shares of our Common Stock would be unchanged after the reverse stock split. Each share of our Common Stock issued following the reverse stock split would be fully paid and nonassessable.

The reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

After the effective time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for shares of Common Stock with the new CUSIP number by following the procedures described below. However, until such exchange is made, the old stock certificates will automatically represent the new, post-split number of shares. After the Reverse Stock Split, we will continue to voluntarily file periodic reports and comply with other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Because our Board of Directors intends to implement the Reverse Stock Split only in conjunction with a public offering and uplist to the Nasdaq Capital Markets, if the Reverse Stock Split is effected, our Common Stock would be listed shortly thereafter on a national stock exchange.

Issuance of New Shares upon a Reverse Stock Split. If a reverse split is effectuated, a significant number of shares of common stock would become available for issuance. The number of shares would depend upon the ratio of the reverse split; the higher the ratio, the greater the number of shares that would become authorized but unissued. The company has no agreements, plans, arrangements, or understandings to issue or sell any shares that would become available for issuance upon effectiveness of the reverse split.

Authorized Shares of Stock

The Reverse Stock Split would affect all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock. As of the Record Date, we had (i) 400,000,000 shares of authorized Common Stock, of which [---] shares of Common Stock, par value $0.00067 per share, were issued and outstanding, and (ii) 50,000,000 shares of authorized preferred stock, par value $0.00067 per share, of which there were no shares issued and outstanding. If we issue additional shares, the ownership interest of holders of Common Stock will be diluted.

The Company has no agreements, plans, arrangements, or understandings to issue any of the increased number of authorized but unissued shares of Common Stock that would be made available as a result of the proposed reverse stock split.

Procedure for Effecting the Proposed Stock Split and Exchange of Stock Certificates

If stockholders approve this proposal and our Board of Directors does not otherwise abandon the amendment contemplating the Reverse Stock Split, we will file with the Delaware Secretary of State a Certificate of Amendment to our Amended and Restated Certificate of Incorporation, in the form attached to this proxy statement as Appendix A. The Reverse Stock Split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Certificate of Amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the Reverse Stock Split.

Upon the Reverse Stock Split, we intend to treat stockholders holding our Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Following the Reverse Stock Split, stockholders holding physical certificates must exchange those certificates for new certificates.

Our transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Fractional Shares

We would not issue fractional shares in connection with the Reverse Stock Split. In lieu thereof, any fractional share that results from the Reverse Stock Split will be rounded up to the next whole share of Common Stock.

No Appraisal Rights

No appraisal rights are available under the General Corporation Law of the State of Delaware or under our Amended and Restated Certificate of Incorporation or amended and restated bylaws with respect to the reverse stock split. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

The par value of our Common Stock would remain unchanged at $0.00067 per share after the Reverse Stock Split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the reverse stock split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the reverse stock split to holders of our shares. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the reverse stock split to holders may vary depending upon a holder’s particular facts and circumstances.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the reverse stock split.

The receipt of Common Stock in the Reverse Stock Split should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the Common Stock received by a holder as a result of the Reverse Stock Split (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing Common Stock exchanged for such stock. A holder’s holding period for the Common Stock received in the Reverse Stock Split will include the holding period of the Common Stock exchanged therefor.

Board Discretion to Implement the Reverse Stock Split

Our Board of Directors has reserved the right to abandon the amendment at any time before the effectiveness of the filing of the Certificate of Amendment with the Delaware Secretary of State, even if the adoption of the amendment is approved by the stockholders.

Required Vote

The vote required to approve Proposal Four is governed by Delaware law, and the minimum vote required to approve such proposal is a majority of the total votes cast on such proposal, provided a quorum is present. As a result, in accordance with Delaware law, abstentions and broker non-votes will have the effect of a vote “Against” each such proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

YOU VOTE “FOR” PROPOSAL FOUR

PROPOSAL FIVE

APPROVAL OF A PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK FROM 400,000,000 TO 550,000,000 SHARES, THE IMPLEMENTATION AND TIMING OF SUCH TO BE DETERMINED IN THE DISCRETION OF OUR BOARD OF DIRECTORS

Overview

The Board of Directors is proposing that it be provided authority to amend the company’s Certification of Incorporation to increase the total number of authorized shares of common stock from 400,000,000 shares to 550,000,000 shares (the “Authorized Shares Proposal”), par value $0.00067. The Authorized Shares Proposal only increases the number of authorized shares of common stock and will not change the number of authorized shares of preferred stock.

The additional shares of common stock authorized for issuance by the Authorized Shares Proposal would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the common stock presently issued and outstanding. The Company’s stockholders do not have preemptive rights with respect to its common stock and accordingly, should the Board elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase the shares.

Provided the stockholders approve the Authorized Shares Proposal, the increased number of shares would be authorized for issuance but would remain unissued until such time as the Board approves a specific issuance of such shares. Other than future issuances under the Company’s equity compensation plans, the Company currently has no plans or arrangements to issue the additional authorized shares of common stock that will result in the event that the Company’s stockholders approve, and the Company implements, the Authorized Shares Proposal.

The description of the Authorized Shares Proposal amendment to the Certificate of Incorporation is qualified in its entirety by reference to the text of the proposed revisions, which are set forth under the Fourth article in the Certificate of Incorporation and attached as Attachment A. Additions are indicated by underlining, and deletions are indicated by strike-throughs. However, the text of the Authorized Shares Proposal is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as deemed necessary and advisable to effect the Authorized Shares Proposal. The Board reserves its right to elect not to proceed with and abandon the Authorized Shares Proposal if it determines, in its sole discretion at any time, that this proposal is no longer in the best interests of our stockholders.

If we fail to obtain stockholder approval of this proposal at the Special Meeting, we intend to continue to seek to obtain stockholder approval at each subsequent annual meeting of stockholders and/or special meetings of stockholders until such approval has been obtained and we will incur the costs associated therewith.

The Authorized Shares Proposal amendment to the Certificate of Incorporation would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we would file promptly following the Special Meeting if our stockholders approve the Authorized Shares Proposal.

Background

Our Certificate of Incorporation currently authorizes the issuance of up to 450,000,000 shares of capital stock, of which (a) 400,000,000 shares are classified as common stock, (b) and 50,000,000 shares are classified as preferred stock.

As of the close of business on [---], there were approximately 262,722,515 shares of Common Stock issued and outstanding, no preferred stock issued and outstanding, approximately 66,000,000 shares of Common Stock reserved for issuance pursuant our equity compensation plans, and approximately 46,000,000 shares of Common Stock reserved for issuance pursuant to outstanding stock purchase warrants, meaning that we presently have approximately 26,000,000 authorized shares of Common Stock available for issuance.

Purpose of the Proposal

The Board believes it is in the best interest of the Company and its stockholders to have a greater number of authorized shares of common stock to provide the Company with flexibility to issue shares of common stock for any proper corporate purpose, which could include strategic investments, strategic partnership arrangements, awards or grants under employee equity incentive plans, equity based financing to support the execution of the Company’s business strategy, or other general purposes.

The availability of additional authorized shares of common stock would enhance the business and financial flexibility and allow the Company to execute any of these transactions in the future without the possible delays and significant expense of obtaining additional shareholder approval, except as may be required in particular cases by the Certificate of Incorporation, applicable law or the rules of any stock exchange or other system on which the Company’s securities may then be listed.

The Board believes that additional authorized shares of capital stock will enable the Company to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to the Company. We anticipate that having additional flexibility will allow us to pursue our strategic objectives, in addition to allowing us to provide equity incentives to our employees in order to attract, retain and motivate key talent.

Rights of Additional Authorized Shares

Any newly authorized shares of common stock will be identical to the shares of common stock now authorized and outstanding. The amendment will not affect the rights of current holders of common stock, none of whom have preemptive or similar rights to acquire the newly authorized shares.

Effects of the Proposal

Adoption of the Authorized Shares Proposal will have no immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing stockholders. The Board has no current plan, arrangement, commitment or understanding to issue shares from the additional authorized shares provided by the Authorized Shares Proposal. However, any future issuance of additional authorized shares of our common stock, at the future direction of the Board, generally without the requirement of stockholder approval (unless specifically required by applicable law) may, among other things, dilute the earnings per share of common stock and the equity and voting rights of those holding common stock at the time such additional shares are issued.

Required Vote

The vote required to approve Proposal Five is governed by Delaware law, and the minimum vote required to approve such proposal is a majority of the total votes cast on such proposal, provided a quorum is present. As a result, in accordance with Delaware law, abstentions and broker non-votes will have the effect of a vote “Against” each such proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

YOU VOTE “FOR” PROPOSAL FIVE

ANNUAL REPORT ON FORM 10-K

We filed with the SEC our original Annual Report for our year ended December 31, 2021, on Form 10-K on March 30, 2022. A copy of the 10-K has been mailed to all stockholders along with this proxy statement, or stockholders have been given notice of Internet availability of these documents. Stockholders may obtain additional copies of the Annual Report, without charge, by writing to our Corporate Secretary, at our principal executive offices at 14921 Chestnut St., Westminster, CA 92683.

We incorporate by this reference herein the Company’s Financial Statements and the notes thereto, and the discussions under the captions “Description of Business,” “Description of Properties,” “Legal Proceedings,”  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” contained in the 10-K.

OTHER PROPOSALS

Management does not know of any proposals to be presented at the Annual Meeting other than those set forth herein and in the Notice accompanying this proxy statement. If a stockholder vote is necessary to transact any other business at the Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

Attachment A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BIOLARGO, INC.

BioLargo, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A.    The name of the Corporation is BioLargo, Inc.

B.    The Corporation was originally incorporated under the name Repossession Auction, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 19, 1991.

C.    The FOURTH Article of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“FOURTH:  The total number of shares of all classes that this Corporation is authorized to issue is 850,000,000 shares, of which (i) 50,000,000 shares shall be designated as preferred stock, par value $0.00067 per share (the “Preferred Stock”), and (ii) 550,000,000 shares shall be designated as common stock, par value $0.00067 per share (the “Common Stock”). Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each [•] shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu thereof, any fractional share that results from the combination described in the two immediately preceding sentences will be rounded up to the next whole share of Common Stock.

Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined.”

D.     This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, BioLargo, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed this [•] day of [•], 20[•].

BioLargo, Inc. By: _____________________ Name: Title: